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                                                                     Exhibit 2.4

                                                               November 17, 2003

M-Foods Holdings, Inc.
c/o Vestar Capital Partners
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202
Attn: J. Christopher Henderson

M-Foods Investors, LLC
c/o Vestar Capital Partners
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202
Attn: J. Christopher Henderson

          Re:  Agreement and Plan of Merger
               ----------------------------

Gentlemen:

     Reference is hereby made to that certain Agreement and Plan of Merger by and among M-Foods Investors, LLC, as Stockholder Representative, THL Food Products Holding Co. ("Buyer"), THL Food Products Co. ("Merger Sub"), M-Foods Holdings, Inc. (the "Company") and the Stockholders, dated as of October 10, 2003 (as the same has been amended in accordance with its terms, the "Agreement"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Agreement.

     Notwithstanding anything to the contrary contained in the Agreement, immediately prior to the Effective Time, M-Foods Investors, LLC will distribute a certain number of shares of Common Stock (the "Rollover Shares") it currently holds to certain of its management members (the management members will then exchange the Rollover Shares for equity interests in the direct parent of Buyer ("THL LLC")). Following such exchange, and immediately prior to the Effective Time, THL LLC will contribute the Rollover Shares to Buyer and Buyer will, in turn, contribute the Rollover Shares to Merger Sub. The Rollover Shares will be cancelled for no consideration in accordance with the terms of the Agreement.

     All matters relating to the interpretation, construction, validity and enforcement of this letter agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

     Except as modified hereby, the Agreement remains unchanged and in full force and effect.

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     If you are in agreement with the foregoing, please countersign this letter where indicated below.

THL FOOD PRODUCTS HOLDING CO.             THL FOOD PRODUCTS CO.


By:  /s/ Kent Weldon                      By:  /s/ Kent Weldon
   -----------------------------------       -----------------------------------
Name:  Kent Weldon                        Name:  Kent Weldon
Title: Vice President                     Title: Vice President

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AGREED AND ACCEPTED:

COMPANY                                   STOCKHOLDER REPRESENTATIVE

M-FOODS HOLDINGS, INC.                    M-FOODS INVESTORS, LLC


By:  /s/ Mark D. Witmer                   By:  /s/ Gregg A. Ostrander
   -----------------------------------       -----------------------------------
Name:  Mark D. Witmer                     Name:  Gregg A. Ostrander
Title: Secretary                          Title: C.E.O

Dated: November 17, 2003